Exhibit 99.1
TRIDENT MICROSYSTEMS, INC. APPOINTS DAVID COURTNEY AS NEW DIRECTOR
SANTA CLARA, Calif., January 28, 2008 — Trident Microsystems, Inc. (Nasdaq: TRID — News) ), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced the appointment of David H. Courtney to serve as an independent member of Trident’s Board of Directors, effective January 24, 2008. Mr. Courtney will also serve on the Audit Committee and the newly-formed Strategy Committee of the Board of Directors. On January 24, 2008, the Board of Directors of the Company adopted a resolution setting the number of members of the Board of Directors at seven. Mr. Courtney was elected to fill the vacancy created by the expansion of the size of the Board.
Mr. Courtney, 48, has served as President, Chief Operating Officer and Chief Financial Officer of Adify, Inc. since September 2007. Prior to joining Adify, Mr. Courtney served in senior management positions at TIVO, Inc. from 1999 to 2006, most recently as Group Executive, Corporate Products & Services, Chief Financial Officer and a member of the Board of Directors from 2005-2006, Executive Vice President Worldwide Operations and Administration, Chief Financial Officer and a member of the Board of Directors from 2001-2005, Senior Vice President, Finance and Administration and Chief Financial Officer from 2000-2001, and Vice President and Chief Financial Officer from 1999 to 2000. Prior to his tenure at TIVO, Mr. Courtney was a Managing Director, Investment Banking at J.P. Morgan & Co., and before that, a Vice President, Investment Banking High Technology Group at Goldman Sachs & Co. Mr. Courtney holds an A.B. degree in Economics from Dartmouth College and an M.B.A. from Stanford University.
“We are very excited to have David join our Board during this critical transition period as we continue to focus on building shareholder value,” said Sylvia Summers, Trident’s Chief Executive Officer. “His strategic insight and depth of operational experience will be invaluable to us in the months and years ahead.”
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com
Web site: http://www.tridentmicro.com